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                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------------
                                              |                          |
1.    Name and Address of Reporting Person*   | 2.  Date of Event Re-    | 4.  Issuer Name and Ticker or Trading Symbol
                                              |     quiring Statement    |
      Stephen A. Magida                       |     (Month/Day/Year)     |     Rheometric Scientific, Inc. (OTCBB - RHEM)
----------------------------------------------|                          |---------------------------------------------------------
      (Last)         (First)        (Middle)  |                          |                                 |
                                              |      3/6/2000            | 5.  Relationship of Reporting   | 6.  If Amendment, Date
      105 Harbor Drive, Suite 125             |                          |     Person to Issuer            |     of Original
----------------------------------------------|--------------------------|     (Check all applicable)      |     (Month/Day/Year)
                  (Street)                    | 3.  IRS Identification   |                                 |
                                              |     Number of Reporting  |      __ Director    X  10% Owner|
                                              |     Person, if an entity |      __ Officer        Other    |-----------------------
                                              |     (Voluntary)          |         (give title    (specify | 7.  Individual or
                                              |                          |          below)         below)  |     Joint/Group Filing
                                              |                          |                                 |     (check applicable
                                              |                          |          _____________________  |     list)
                                              |                          |                                 |
                                              |                          |                                 | X   Form filed by One
                                              |                          |                                 |     Reporting Person
                                              |                          |                                 |
                                              |                          |                                 | __  Firm filed by more
                                              |                          |                                 |     than One Reporting
     Stamford          CT           06902     |                          |                                 |     Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
     Common Stock, no par value                  |     10,606,000             |            I           |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                                       (Print or Type Responses

*    If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deriv-    |     Ownership
                          |                        |                              |     Deri-      |     ative     |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
Warrants                  | Immed.     | 3/6/2007  |Common Stock |  2,000,000     |     $ 1.00     |        I      |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
Warrants                  | Immed.     | 3/6/2003  |Common Stock |  4,000,000     |     $ 3.00     |        I      |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


(1) These shares and warrants are beneficially owned directly by Andlinger Capital XXVI LLC. Stephen A. Magida may be deemed to beneficially own these shares and warrants indirectly in his capacity as Manager and a Member of Andlinger Capital XXVI LLC. This report shall not be deemed an admission that Mr. Magida is the beneficial owner of such securities.


**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           /s/ Stephen A. Magida            3/16/2000
                                                                                     -----------------------------   --------------
Note:    File three copies of this Form, one of which must be manually signed.         ** Signature of Reporting          Date
         If space provided is insufficient, See Instruction 6 for procedure.              Person
                                                                                                                             Page 2

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